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                                                                 Exhibit (a)(12)

                       [TENARIS PRESS RELEASE LETTERHEAD]


Tenaris launches Exchange Offer

Luxembourg, November 11, 2002 - Tenaris S.A. ("Tenaris"), announced today the commencement of its offer to exchange its ordinary shares and ADSs for

      - all outstanding Class A ordinary shares and ADSs of Siderca S.A.I.C. ("Siderca"), an Argentine company whose shares are listed on the Buenos Aires stock exchange ("MERVAL") and whose ADSs are listed on the New York Stock Exchange ("NYSE");

      - all outstanding common shares and ADSs of Tubos de Acero de Mexico S.A. ("Tamsa"), a Mexican company whose shares are listed on the Mexican stock exchange ("BMV") and whose ADSs are listed on the American Stock Exchange ("AMEX"); and

      - all outstanding ordinary shares of Dalmine S.p.A. ("Dalmine"), an Italian company whose shares are listed on the Mercato Telematico Azionario managed by Borsa Italiana ("MTA").

The offer to exchange its ordinary shares and ADSs for shares of Dalmine will be effective as soon as certain outstanding approvals are obtained from Consob, the Italian securities' regulator. Tenaris expects to obtain those approvals within the next few days.

Tenaris, a company recently organized in Luxembourg with a single class of shares, currently holds, directly or indirectly, a 71.17% interest in Siderca, a 50.77% interest in Tamsa and a 47.22% interest in Dalmine, as well as holdings in a network of companies that provide sales and marketing services primarily to Siderca, Tamsa, Dalmine and their respective subsidiaries and in other smaller non-public holdings.

The exchange offer is made subject to the terms and conditions established in the relevant prospectuses and will close at 5:00 p.m. New York City time on December 13th, 2002 unless extended. Tenaris's ADSs have been, subject to the satisfaction of certain requirements, approved for listing on the New York Stock Exchange under the symbol "TS" and, similarly, Tenaris's ordinary shares have been approved for listing on the Buenos Aires and Mexican stock exchanges. Tenaris expects that its shares will be approved to trade on the Italian stock market. The Tenaris shares and ADSs will begin to trade on these exchanges promptly, in accordance with market practice, after announcement of the results of the exchange offer.

The exchange offer is being made as part of Tenaris's strategy of deepening the integration of the businesses of Siderca, Tamsa, Dalmine and Tenaris Global Services to improve its global competitive standing and be in a better position to capitalize on future growth opportunities. Tenaris's goals in the exchange offer include increasing the visibility of the Tenaris steel pipe business, aligning the interests of all shareholders across Siderca, Tamsa and Dalmine, generating further management and operating synergies and providing a more attractive investment opportunity in the steel pipe sector. If the exchange offer is successfully completed, Tenaris would be a global, publicly-traded company, with pro forma net sales of US$3.1 billion in 2001 and manufacturing, marketing and distribution capabilities strategically located to serve customers operating in most major oil and gas and industrial regions worldwide.
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Under the terms of the exchange offer, Tenaris offers to exchange:

      - one Tenaris ordinary share for every 1.0933 Siderca Class A ordinary share tendered;

      -     one Tenaris ADS (representing 10 Tenaris ordinary shares) for every
            1.0933 Siderca ADSs tendered;

      - one Tenaris ordinary share for every 0.9452 Tamsa common shares tendered;

      -     one Tenaris ADS (representing 10 Tenaris ordinary shares) for every
            1.8904 Tamsa ADSs tendered; and

      -     upon approval by Consob, one Tenaris ordinary share for every
            12.0267 Dalmine ordinary shares tendered.

The determination of these exchange ratios considered the average of the daily relative valuations among Siderca, Tamsa and Dalmine over the 180-day period immediately prior to the date on which Tenaris announced that it was seeking approvals for the exchange offer (September 13, 2002) and the value attributed to Tenaris's other non-public holdings (approximately $70 million).

Among other conditions, Tenaris will not be required to consummate the exchange offer with respect to any of Siderca, Tamsa and Dalmine, unless a sufficient number of Siderca's total outstanding Class A ordinary shares (in the form of shares or ADSs) and Tamsa's total outstanding common shares (in the form of shares or ADSs) are validly tendered and not withdrawn so that, after consummation of the exchange offer with respect to Siderca and Tamsa, Tenaris holds, directly or indirectly, more than 80% of Siderca's total outstanding Class A ordinary shares and more than 80% of Tamsa's total outstanding common shares (in each case, in the form of shares or ADSs). In addition, Tenaris will not be required to consummate the exchange offer with respect to Dalmine unless a sufficient number of Dalmine's ordinary shares are validly tendered and not withdrawn so that, after consummation of the exchange offer with respect to Dalmine, Tenaris holds, directly or indirectly, more than 90% of Dalmine's total outstanding shares. Tenaris reserves the right to waive or modify these and any of the other conditions in its discretion, subject to certain limitations and applicable law.

Siderca (MERVAL: ERCA and NYSE: SDT) is the sole Argentine producer and a leading global producer of seamless steel pipe products. Tamsa (BMV: TAMSA and
AMEX: TAM) is the sole Mexican and a leading global producer of seamless steel pipe products. Dalmine (MTA: D) is the leading Italian and a leading European producer of seamless steel pipe products.

The relevant prospectuses and the related letters of transmittal and forms of acceptance contain important information and should be read in their entirety before any decision is made with respect to the exchange offer.

Questions and requests for assistance or additional copies of the prospectuses, letters of transmittal, forms of acceptance and other documents may be directed to the information agent or exchange agents at their respective addresses and telephone numbers set forth below. These same documents will also be available at the website www.tenarisexchange.com. A holder of
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Siderca shares and ADSs, Tamsa shares and ADSs and Dalmine shares may also contact his or her broker, dealer, commercial bank, trust company or other nominee for assistance concerning the exchange offer.

The U.S. information agent for the exchange offer is:

                              GEORGESON SHAREHOLDER
                          17 State Street - 10th Floor
                               New York, NY 10004
                                     U.S.A.

                     Banks and brokers call: (212) 440-9800
                                All others call:
                       (866) 423-4875 (regarding Siderca)
                        (866) 423-4876 (regarding Tamsa)
                      (39-06) 4217-1770 (regarding Dalmine)

The U.S., Argentine, Mexican and Italian exchange agents for the exchange offer are respectively:

JPMORGAN CHASE BANK                            BBVA BANCO FRANCES S.A.
c/o Equiserve Corporate Reorganization         Reconquista 199, Piso 10
P.O. Box 43006                                 C1003ABE Buenos Aires
Providence, RI 02940-3006                      Argentina
U.S.A.                                         Tel.: (54-11) 4346-4600
Tel.: (781) 575-4816

ACCIONES Y VALORES DE MEXICO, S.A. DE C.V.,    CENTROBANCA - BANCA DI CREDITO
CASA DE BOLSA, GRUPO FINANCIERO BANAMEX        FINANZIARIO E MOBILIARE S.P.A.
Paseo de la Reforma 398                        Corso Europa, 16
Col. Juarez, Deleg. Cuauhtemoc                 20122 Milano
Mexico D.F. 06600, Mexico                      Italy
Tel.: (52-55) 5326-4848                        Tel.: (39-02) 7781-4619

The dealer manager for the exchange offer is JPMORGAN.

TENARIS URGES INVESTORS TO READ, BEFORE MAKING ANY DECISION, THE REGISTRATION STATEMENTS, PROSPECTUSES AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SECURITIES REGULATORS BECAUSE THEY CONTAIN IMPORTANT INFORMATION. These documents will be made available to investors at www.tenarisexchange.com.

Investors will also be able to obtain the documents filed with the SEC at the SEC's Public Reference Room at 450 Fifth Street N.W., Washington D.C., 20549, telephone (202) 942-8090.

This press release is neither an offer to purchase nor a solicitation of an offer to sell shares or ADSs. The exchange offer is made solely by the relevant prospectuses, and the related forms of acceptance and letters of transmittal and is not being made to, nor will tenders be accepted from or on behalf of, holders of shares or ADSs in any jurisdiction in which the making of the exchange offer or acceptance thereof would not be in compliance with the laws of such
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jurisdiction. In those jurisdictions where the applicable laws require that the exchange offer be made by a licensed broker or dealer, the exchange offer shall be deemed to be made on behalf of the dealer manager or one or more registered brokers or dealers licensed under laws of such jurisdiction.